Exhibit 2.2

ELBERTON FEDERAL SAVINGS & LOAN ASSOCIATION

P. O. Box 897 - 6 Church Street - Elberton, Georgia 30635-0897

Phone (706) 283-5821 Fax (706) 283-7113

E-mail - elbfed@elberton.net

BY-LAWS

1. ANNUAL MEETINGS OF MEMBERS. The annual meeting of the members of the Association for the election of Directors and for the transaction of any other business of the Association shall be held at its home office at 2 o’clock in the afternoon on the third Wednesday in January of each year, if not a legal holiday, or if a legal holiday then on the next succeeding day not a legal holiday. The annual meeting may be held at such other time, day or place as the Board of Directors may determine. Such meeting shall be held, as designated by the Board of Directors, at a location within the State of Georgia, or at any other convenient place the Board of Directors may designate, and at a date and time within 150 days after the end of the Association’s fiscal year. At such annual meeting, the officers shall make a full report of the financial condition of the Association and of its progress for the preceding year, and shall outline a program for the succeeding year. Annual meetings of the members shall be conducted in accordance with Roberts’ Rules of Order.

2. SPECIAL MEETINGS OF MEMBERS. Special meeting of the members of the Association may be called at any time by the Chairman or the Board of Directors, and shall be called by the President, a Vice President, or the Secretary upon the written request of any member, or group of members acting collectively, holding of record 10 percent or more of the “voting capital” of the Association. “Voting capital” shall be defined as the total FDIC Insured deposits as of the voting record date. Such written request shall state the purpose(s) of the meeting and shall be delivered at the home office of the

Association addressed to the President. Special meetings of the members shall be conducted in accordance with Roberts’ Rules of Order.

3. NOTICE OF MEETING OF MEMBERS.

(a) Notice of each annual meeting shall be either published once a week for two successive calendar weeks (in each instance on any day of the week) immediately prior to the week in which such annual meeting shall convene, in a newspaper printed in the English language and of general circulation in the city or county in which the home office of the Association is located, or mailed postage prepaid at least 15 days and not more than 45 days prior to the date on which such annual meeting shall convene to each of its members of record at his last address appearing on the books of the Association. Such notice shall state the name of the Association, the place of the annual meeting and the time when it shall convene. A similar notice shall be posted in a conspicuous place in each of the offices of the Association during the 14 days immediately preceding the date on which such annual meeting shall convene. If any member, in person or by attorney thereunto authorized, shall waive in writing notice of any annual meeting of members, notice thereof need not be given to such member.

(b) Notice of each special meeting shall be either published once a week for two consecutive calendar weeks (in each instance on any day of the week) immediately prior to the week in which such special meeting shall convene, in a newspaper printed in the English language and of general circulation in the city or county in which the home office of the Association is located, or mailed postage prepaid at least 15 days and not more than 45 days prior to the date on which such special meeting shall convene to each of its members of record at his last address appearing on the books of the Association. Such notice shall state the name of the Association, the purpose or purposes for which the meeting is called, the place of the special meeting and the time when it shall convene. A similar notice shall be posted in a conspicuous place in each of the offices of the Association during the 14 days immediately preceding the date on which such special meeting shall convene. If any member, in person or by attorney thereunto authorized, shall waive in writing notice of any special meeting of members, notice thereof need not be given to such member.

When any meeting, whether regular or special, is adjourned for 30 days or more, notice of the adjournment and reconvening of the meeting shall be given as in the case of the original meeting.

4. FIXING OF RECORD DATE. For the purpose of determining members entitled to notice of or to vote at the annual meeting of members, the date of record shall be December 31 of the year in which the annual meeting is held. The date of record for any other purpose shall be not more than 60 days nor fewer than 10 days prior to the date on which any action upon such other purpose is to be taken.

5. MEMBER QUORUM. Any number of members present and voting, represented in person or by proxy, at a regular or special meeting of the members shall constitute a quorum. A majority of all votes cast at any meeting of the members shall determine any questions, unless otherwise required by law or regulation. At any adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally called. Members present at a duly constituted meeting may continue to transact business until adjournment.

6. VOTING BY PROXY. Voting at any annual or special meeting of the members may be made by proxy, it being provided that no proxies shall be voted at any meeting unless such proxies shall have been placed on file with the Secretary of the Association, for verification, at least five (5) days prior to the date on which such meeting shall convene. Proxies may be given telephonically or electronically as long as the holder uses a procedure for verifying the identity of the member. All proxies with a term greater than eleven months or solicited at the expense of the Association must run to the Board of Directors as a whole, or to a committee appointed by a majority of such Board.

7. COMMUNICATIONS BETWEEN MEMBERS. Neither the Association nor its Board of Directors, officers and employees shall take any action to interfere with those rights afforded to its members pursuant to 12 C.F.R. 144.8. Under no circumstances, however, shall any member have the right to inspect or copy any portion of any books or records of the Association containing:

a. A list of depositors in or borrowers from the Association;

b. Their addresses;

c. Individual deposit or loan balances or records;

d. Any data from which such information could be reasonably constructed.

8. MEETINGS OF THE BOARD OF DIRECTORS. The Board of Directors shall meet regularly without notice at the home office of the Association at least once each month at the hour and the date fixed by resolution of the Board of Directors, provided that the place of meeting may be changed by the Directors. Special meetings of the Board of Directors may be held at any place in the territory in which the Association may make loans specified in a notice of such meeting and shall be called by the Secretary upon the written request of the Chairman, or of three Directors. All special meetings shall be held upon at least 3 days written notice to each director unless notice is waived in writing before or after such meeting. Such notice shall state the place, time and purpose of such meeting. A majority of the Directors shall constitute a quorum for the transaction of business. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. All meetings of the Board of Directors shall be conducted in accordance with Roberts’ Rules of Order.

9. OFFICERS, EMPLOYEES AND AGENTS. Annually at the meeting of the Board of Directors of the Association next following the annual meeting of the embers of the Association, the Board of Directors shall elected a President, one or more Vice Presidents, a Secretary, and a treasurer: PROVIDED, that the offices of the Secretary and Treasurer may be held by the same person, and a Vice President may also be either the Secretary or the Treasurer. The Board of Directors may appoint such additional officers and such employees and agents as it may from time to time determine. The term of office of all officers shall be one year or until their respective successors are elected and qualified; but any officer may be removed at any time by the Board of Directors. In the absence of designation from time to time of powers and duties by the Board of Directors, the officers shall have such powers and duties as generally pertain to their respective offices.

10. RESIGNATION OF DIRECTORS. Any director may resign at any time of sending a written notice of such resignation to the office of the Association delivered to the Secretary. Unless otherwise specified therein, such resignation shall take effect upon receipt thereof by the Secretary. More than three consecutive absences from regular meetings of the Board of Directors, unless excused by resolution of the

Board of Directors, shall automatically constitute a resignation, effective when such resignation is accepted by the Board of Directors.

11. POWERS OF THE BOARD. The Board of Directors shall have power:

a.

To appoint and remove by resolution the members of an executive committee, the members of which shall be Directors, which committee shall have and exercise the powers of the Board of Directors between the meetings of the Board of Directors;

b.	To appoint and remove by resolution the members of such other committees as may be deemed necessary and prescribe the duties thereof;

c.	To fix the compensation of Directors, officers and employees; and to remove any officer or employee at any time with or without cause;

d.	To extend leniency and indulgence to borrowing members who are in distress and generally to compromise and settle any debts and claims;

e.	To limit payments on capital which may be accepted;

f.	To reject any application for savings accounts or membership;

g.	To exercise any and all of the powers of the Association not expressly reserved by the charter to the members.

12. EXECUTION OF INSTRUMENTS, GENERALLY. All documents and instruments or writings of any nature shall be signed, executed, verified, acknowledged and delivered by such officers, agents or employees of the Association or any one of them and in such manner as from time to time may be determined by resolution of the Board of Directors. All notes, drafts, acceptances, checks, endorsements and all evidences of indebtedness of the Association whatsoever shall by signed by such officer or officers or such agent or agents of the Association and in such manner as the Board of Directors may from time to time determine. Endorsements for deposit to the credit of the Association in any of its duly authorized depositories shall be made in such manner as the Board of Directors may from time to time determine. Proxies to vote with respect to shares or accounts of other Associations or stock of other corporations owned by or standing in the name of the Association may be executed and delivered from time to time on behalf of the Association by the President, Vice President or the Secretary of the Association or by any other person or persons thereunto authorized by the Board of Directors.

13. SAVINGS ACCOUNT CERTIFICATES. Such officers or employees as may be designated by the Board of Directors shall deliver to each person upon the initial payment of his savings account in the Association an account book or other written evidence of such account.

14. SEAL. The seal shall be two concentric circles between which shall be the name of the Association. The year of incorporation, the word “incorporated”, or an emblem may appear in the center.

15. AMENDMENT. These by-laws may be amended at any time and shall be effective after approval by a majority vote of the Board of Directors, or by a majority of the votes cast by the members of the Association at a legal meeting; and after receipt of any applicable regulatory approval as required by 12 C.F.R. 144.5.

16. NOMINATING COMMITTEE. The Chairman, at least 30 days prior to the date of each annual meeting, shall appoint a nominating committee of three persons who are members of the Association. Such committee shall make nominations for Directors in writing, and deliver to the Secretary such written nominations at least 15 days prior to the date of the annual meeting, which nominations shall forthwith be posted in a prominent place in the home office for 15 days period prior to the date of the annual meeting. Provided such committee is appointed and makes such nominations, no nominations for Directors except those made by the nominating committees shall be voted upon at the annual meeting unless other nominations by members are made in writing and delivered to the Secretary of the Association at least 10 days prior to the date of the annual meeting, which nominations shall forthwith be posted in a prominent place in the home office for the 10 days’ prior to the date of the annual meeting. Ballots bearing the names of all persons nominated by the nominating committee and by other members prior to the annual meeting shall be provided for use by the members at the annual meeting. If at any time the Chairman shall fail to appoint such nominating committee, or the nominating committee shall fail or refuse to act at least 15 days prior to the annual meeting, nominations for Directors may be made at the annual meeting by any member and shall be voted upon.

17. NEW BUSINESS. Any new business to be taken up at the annual meeting, included any proposal to increase or decrease the number of Directors of the Association, shall be stated in writing and filed with the Secretary of the Association on or before thirty (30) days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Any member may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary thirty (30) days before the meeting such proposal shall be laid over for action at an adjourned, special or regular meeting of the members taking place thirty (30) days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of the reports of officers and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

15. NUMBER OF DIRECTORS. The number of Directors of the Association shall be 5.

We, the undersigned, President and Secretary of the Elberton Federal Savings and Loan Association, do hereby certify that the foregoing is a true and correct copy of the By-Laws with Amendments thereto as adopted by the members of said Association at its meeting held August 12, 2019.

/s/ R. Daniel Graves
R. Daniel Graves, President

ATTEST:

/s/ Donna W. Shiflet
Donna W. Shiflet, Secretary